Exhibit 4.20

EXECUTION VERSION

COPYRIGHT SECURITY AGREEMENT

This Copyright Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Copyright Security Agreement”), dated July 20, 2011, is made by Summy-Birchard, Inc. (the “Grantor”) in favor of Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, WMG Acquisition Corp., a Delaware corporation, has entered into a Security Agreement, dated as of May 28, 2009, made by the Grantor to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Capitalized terms not otherwise defined herein have the meanings set forth in the Security Agreement.

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain Copyrights (as defined below) of the Grantor, and has agreed as a condition thereof to execute this Copyright Security Agreement for recording with the U.S. Copyright Office and any other appropriate governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. The Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Grantor’s right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising:

(i) each copyright, whether registered or unregistered (“Copyrights”) owned by the Grantor, including, without limitation, copyrights in (A) all recordings of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of records or for any other exploitation of sound (“Recorded Music Copyrights”), (B) all music compositions or medleys consisting of words and music, or any dramatic material and bridging passages, whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length (“Publishing Copyrights”) and (C) Computer Software, internet web sites and the content thereof, including, without limitation, each Copyright registration and application therefor, referred to in Schedule 1 hereto;

(ii) all registrations and applications for registration for any Copyright, together with all extensions and renewals;

(iii) all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Grantor accruing thereunder or pertaining thereto;

(iv) each exclusive Copyright license to which the Grantor is a party, including, without limitation, each Copyright license referred to in Schedule 1 hereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all Proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the foregoing.

SECTION 2. No Transfer of Grantor’s Rights. Except to the extent expressly permitted in the Secured Agreements, as applicable, the Grantor agrees not to sell, license, exchange, assign, or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Copyright Collateral.

SECTION 3. Security for Secured Obligations. The grant of continuing security interest in the Copyright Collateral by the Grantor under this Copyright Security Agreement secures the payment of all Secured Obligations of the Grantor, now or hereafter existing under or in respect of the Finance Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 4. Recordation. The Grantor authorizes and requests that the Register of Copyrights and any other applicable government office record this Copyright Security Agreement.

SECTION 5. Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 6. Grants, Rights and Remedies. This Copyright Security Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the U.S. Copyright Office. The security interest granted hereby has been granted to the Collateral Agent in connection with the Security Agreement and is expressly subject to the terms and conditions thereof and does not create any additional rights or obligations for any party hereto. The Security Agreement (and all rights and remedies of the Collateral Agent thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 7. Governing Law. This Copyright Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the Grantor has caused this Copyright Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SUMMY-BIRCHARD, INC.

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	Vice President & Secretary

[Signature Page to Copyright Security Agreement]